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[LOGO] WESTAR ENERGY (R)                          Investor contact:
                                                  Greg A. Greenwood
                                                  Phone: 785.575.1806
                                                  Fax: 785.575.1730
                                                  greg_greenwood@wr.com

================================================================================

                      Westar Energy announces 2002 Results

         TOPEKA, Kan., March 28, 2003 --Westar Energy (NYSE:WR) today announced a loss of $793.4 million, or $11.06 per share for 2002, compared to a loss of $21.8 million, or $0.31 per share in 2001. The 2002 results include a net charge of $865 million, or $12.06 per share, related to valuation adjustments for impairment of goodwill and other intangible assets associated with the Company's monitored security businesses. Of this charge, $116 million, or $1.61 per share, reflects additional valuation adjustments for impairment of goodwill taken in the fourth quarter. As discussed below, these results are presently unaudited.

         On February 6, 2003, Westar Energy announced that it expects to divest its monitored security businesses and its ONEOK investment, to focus exclusively on its Kansas electric utility operations. The Company will account for the monitored security businesses as "discontinued operations" in future periods.

         The Company also announced it would file its Annual Report on Form 10-K not later than 15 days following March 31, 2003, pursuant to Rule 12b-25 under the Securities Exchange Act of 1934. This delay will provide sufficient time for a special committee of the Company's Board of Directors to complete its previously announced investigation. At that time, the Company's independent auditors will be able to complete their audit of the Company's financial

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Westar Energy announces 2002 results, page 2

statements. The special committee has advised the Company that the results of its investigation are not expected to result in adjustments to the Company's financial statements.

Utility Operations
------------------

         Westar Energy's utility operations reported revenues of $1.42 billion in 2002, compared to revenues of $1.31 billion in the same period in the prior year, an increase of 9 percent. Retail revenues from our residential, commercial and industrial customers increased $26 million, or 2.5 percent. Wholesale energy and power marketing revenues increased $33 million, or 16 percent, as a result of increased sales volumes.

         Utility operations contributed net income of approximately $18 million, or $0.25 per, share in 2002 compared to net income of $35 million, or $0.49 per share, in 2001. Results for 2002 were affected by lower retail rates. Higher operating expenses were partially offset by lower depreciation expense resulting from the adoption of new depreciation rates for certain generation facilities as ordered by the Kansas Corporation Commission.

         Utility operations incurred pre-tax charges of approximately $36 million related to employee severance and approximately $23 million related to a mark to market charge on a call option associated with the Company's 6.25 percent senior unsecured notes issued in 1998.

Non-Utility Operations
----------------------

         Our investment in ONEOK contributed $39 million, or $0.55 per share in 2002, compared to $36 million, or $0.51 per share in 2001. Our monitored security businesses reported a loss of $885 million, or $12.34 per Westar Energy share in 2002, compared to a loss of $97 million, or $1.38 per share, in the prior year. The monitored security loss includes the

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Westar Energy announces 2002 results, page 3

previously mentioned charges related to valuation adjustments for impairment of goodwill and other intangible assets.


Debt Reduction and Restructuring Plan
-------------------------------------

         On February 6, 2003, Westar Energy announced a Debt Reduction and Restructuring Plan (the Plan), which the Company hopes to implement by year-end 2004. This Plan includes the divestiture of the Company's monitored security businesses and its investment in ONEOK, Inc. and a return to focusing exclusively on the Kansas electric utility operations. In conjunction with the
Plan: (1) Westar Energy reduced its quarterly common dividend by 37 percent to a quarterly rate of $0.19 per share; (2) sold 40 percent of its ONEOK shares for $300 million; (3) began the process of divesting its interest in Protection One Europe; (4) began the process of divesting its interest in Protection One; and
(5) announced its intention to dispose of its remaining ONEOK holdings.

Other
-----

         The Company's annual meeting of stockholders will be held on June 16, 2003 in Topeka, Kansas.


                                      -30-


         Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas and owns interests in monitored security and other investments. Westar Energy provides electric service to about 647,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 36,600 miles of electric distribution and transmission lines. The company has total assets of approximately $6.4 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe, which have approximately 1.1 million security customers. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.- based natural gas company, Westar Energy has a 27.5 percent interest in one of the largest natural gas distribution companies in the nation, serving more than
1.9 million customers.

         For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

         Forward-looking statements: Certain matters discussed in news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "target," "expect," "pro forma," "estimate," "intend" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures; earnings; liquidity and capital resources;

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Westar Energy announces 2002 results, page 4

litigation; accounting matters; possible corporate restructurings, mergers, acquisitions and dispositions; the sale of assets proposed in our Debt Reduction and Restructuring Plan filed with the Kansas Corporation Commission on Feb. 6, 2003; compliance with debt and other restrictive covenants; interest and dividends; Protection One, Inc.'s financial condition and its impact on our consolidated results; possible future impairment charges; environmental matters; nuclear operations; events in foreign markets in which investments have been made; and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation or re-regulation; regulated and competitive markets; ongoing municipal, state and federal activities; economic conditions; changes in accounting requirements and other accounting matters; changing weather; rate and other regulatory matters, including the impact of the Nov. 8, 2002, and Dec. 23, 2002, orders issued by the Kansas Corporation Commission requiring debt reduction; amendments or revisions to our Debt Reduction and Restructuring Plan filed with the Kansas Corporation Commission; the impact of changes and downturns in the energy industry and the market for trading wholesale electricity; the sale of our interests in ONEOK, Inc., Protection One, Inc. and Protection One Europe; the federal grand jury subpoena by the United States Attorney's Office requesting certain information; the Securities and Exchange Commission's review of our consolidated financial statements; the subpoena received from the Federal Energy Regulatory Commission seeking information on power trades with Cleco Corporation and its affiliates and on other power marketing transactions; political, legislative and regulatory developments; regulatory, legislative and judicial actions; the impact of the purported shareholder and employee class-action lawsuits filed against us; the impact of changes in interest rates generally and specifically, changes in the London Interbank offer rate (LIBOR) on the fair value of our swap transactions; changes in the 10-year United States treasury rates and the corresponding impact on the fair value of our call option; homeland security considerations; ongoing impairment tests; coal, gas and oil prices; and other circumstances affecting anticipated operations, sales and costs.

         These lists are not all-inclusive because it is not possible to predict all possible factors. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

                  2002 INCOME STATEMENT & CASH FLOW INFORMATION
                               WESTAR ENERGY, INC.
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                    --------------------------------------   ---------------------------------------
                                                                      2002                                     2001
                                                    --------------------------------------   ---------------------------------------
                                                       Utility                                  Utility
                                                      Operations     Other   Consolidated     Operations      Other    Consolidated
                                                    --------------------------------------   ---------------------------------------
Sales                                               $ 1,422,899   $ 348,219   $ 1,771,118     $ 1,307,177   $ 409,689  $ 1,716,866
Cost of Sales                                           378,628     133,966       512,594         394,076     140,307      534,383
                                                    --------------------------------------   --------------------------------------
      Gross Margin                                    1,044,271     214,253     1,258,524         913,101     269,382    1,182,483

Depreciation & Amortization                             171,749      92,396       264,145         185,158     225,495      410,653
Operating Expenses (excl. D&A)                          593,715     625,479     1,219,194         511,326     192,444      703,770
                                                    --------------------------------------   --------------------------------------
      Total Operating Expenses                          765,464     717,875     1,483,339         696,484     417,939    1,114,423

      Income (Loss) from Operations                     278,807    (503,622)     (224,815)        216,617    (148,557)      68,060

Other Income (Expense)                                  (31,814)    202,265       170,451          (9,562)     95,421       85,859
                                                    --------------------------------------   --------------------------------------

      Earnings (Loss) Before Interest and Taxes         246,993    (301,357)      (54,364)        207,055     (53,136)     153,919

Interest Expense                                        232,970      36,313       269,283         226,787      34,008      260,795
Income Taxes                                             (4,292)   (153,313)     (157,605)        (36,633)    (31,711)     (68,344)
                                                    --------------------------------------   --------------------------------------

      Income (loss) from continuing operations
          before accounting change                       18,315    (184,357)     (166,042)         16,901     (55,433)     (38,532)

Discontinued operations, net of tax                           -      (3,242)       (3,242)              -      (1,038)      (1,038)
Cumulative effect of accounting change, net of tax            -    (623,717)     (623,717)         18,694           -       18,694
                                                    --------------------------------------   --------------------------------------

      Net Income (Loss)                                  18,315    (811,316)     (793,001)         35,595     (56,471)     (20,876)

Preferred Dividends                                         399           -           399             895           -          895
                                                    --------------------------------------   --------------------------------------

      Earnings (Loss) Available to Common              $ 17,916  $ (811,316)   $ (793,400)       $ 34,700   $ (56,471)   $ (21,771)
                                                    ======================================   ======================================

      Basic Earnings (Loss) Per Share                    $ 0.25    $ (11.31)     $ (11.06)         $ 0.49     $ (0.80)     $ (0.31)
                                                    ======================================   ======================================


Capital Expenditures                                  $ 126,763    $ 51,998     $ 178,761       $ 226,996    $ 31,136    $ 258,132